                                                                    Exhibit 10.5



                                     ACSI
                               Dialtone To Data,
                               Here To Anywhere.



                           Managed Services Proposal

                                      For

                                  Data Return



                                 March 6, 1997

          Copyright (C) 1996, American Communications Services, Inc. All rights reserved.



          This document contains American Communications Services, Inc. confidential information. No part of this document may be reproduced or transmitted in any form or by any means, electronic or mechanical, for any purpose, without the express written permission of American Communications Services, Inc.

1.   Executive Summary

Introduction

In today's increasingly competitive environment, information is key to the success of any business and as technology changes, the complexity of your communications requirements can be overwhelming. Therefore, it is critical to work with a telecommunications provider who can provide a consultative approach to identifying your needs and offer a single, simple communications solution.

ACSI is committed to understanding your business and your particular application. Then, we customize a solution to address your specific needs and make that complex solution transparent to the user. ACSI takes care of all the details of setting up your network so you can focus on your core business.

ACSI is a fast-growing alternative provider of local telecommunications services. Our "self-healing" fiber optic networks are built to Bellcore standards and engineered to meet the most critical benchmarks for network reliability and security.

ACSI offers switched and dedicated data transport and standards-based networking. Our high-bandwidth data network, ACSINet, builds on ACSI's existing SONET-based fiber rings, and allows seamless integration of other ACSI services with the ACSINet platforms.

ACSINet supports three native access networking protocols - Internet Protocol
(IP), Frame Relay, and ATM and a variety of LAN protocols and access methods from your site, depending upon your application. In addition, ACSI's skilled staff brings you a variety of managed services - design, consultation and integration services tailored to address your specific applications.


Customer Support

The ACSI Network Management Center (NMC) is a single point of contact for all customers. The Network Management Center provides proactive service and responds around the clock to your needs by monitoring the network using state-of-the-art computer software and database systems. Our NMC also provides remote network management and implements remote alarm configurations for our customers' private networks. The NMC is available seven days a week, 24 hours a day. The NMC serves as your interface for trouble reporting and status report updates and is also responsible for isolation and correction of network problems.

Network Deployment and Expansion

The ACSINet high bandwidth backbone data network is currently being deployed on a nationwide basis, with future plans to expand offshore. This data network has presence in 26 cities in 15 states. There are 43 points of presence planned by the end of the year. The following map depicts the network deployment for 1996.



                                   [graphic]



Conclusion

ACSINet provides a total solution capability with proven, carrier-grade, state-of-the-art technology platforms. ACSINet is your one-stop shop for equipment and services supporting your LAN connectivity, multimedia applications, and Internet applications and services among many other data transport needs. Our data network has been designed to provide seamless integration with other carriers as well as with ACSI's metropolitan area network nodes to address your LAN and WAN requirements.

2.   ACSINet Solution

Proposed Solution

On behalf of ACSI Advanced Technologies, Inc., I am pleased to submit to you a turn key solution supporting your requirements for dedicated access to the Internet in Ft. Worth, TX.

The proposed solution includes the following equipment (the "ACSI Equipment") and transmission lines ("Lines"):

     . One (1) Cisco 4700 Router equipped with a 1-port Fast Ethernet card, 1-port DS3 ATM card.
     .    One (1) 4 port serial card.
     .    One (1) 4Mbps Internet Access (upgradable to a DS3).

The proposed solution for each site will be implemented based on the network topology illustrated in the diagram below:



                                   [graphic]



3.   Responsibilities

  ACSI

     .    ACSI shall allocate appropriate rack space to house to the ACSI
          Equipment.
     .    ACSI shall provision one 4 Meg Internet Access.
     .    ACSI shall provide 8x5 maintenance for the ACSI Equipment.
     .    ACSI shall provide 24x7 maintenance for the Lines.
     . ACSI shall be responsible for remote monitoring and management of the ACSI Equipment.

Data Return

     . Data Return shall initiate maintenance calls for the ACSI Equipment and the Lines by contacting ACSI.
     . Data Return shall provide management, maintenance, and administration of the server.

4.   Demarcation

The proposed service will terminate at the 100 BaseT port on the Router. ACSI shall not be responsible for any malfunction related to non-ACSI equipment and/or lines connected to the aforementioned demarcation devices.

5.   Contractual Terms

The term of this contract is a period of 36 months commencing on the date on which full service is first activated for Data Return. Services and maintenance are provided for the term of the contract only. See Appendix A for applicable Terms and Conditions.

6.   Pricing Terms

ACSI will provide the proposed solution according to the following Rate Schedule. This Rate Schedule is valid for 30 days following the date of this proposal.


               --------------------------------------------------
                                 Rate Schedule
               --------------------------------------------------
                                            Monthly       Non-
                                           Recurring   Recurring
                                           Charges/1/  Charges/1/
               --------------------------------------------------
               Managed Services            $ 1,468      $ 3,691
               --------------------------------------------------
               Collocation                 $   500      $     0
               --------------------------------------------------
               4 Mbps Internet Access      $ 3,358      $ 1,000
               --------------------------------------------------
               Total (Standard Pricing)    $ 5,326      $ 4,691
               --------------------------------------------------
               Total (Zero Down)           $ 5,501
               --------------------------------------------------

________________________
   /1/  Charges exclude all applicable local, state and federal taxes.

The following is a ramp up Rate Schedule for Internet Access up to 45 Mbps.

               ----------------------------
                  Ramp Up Rate Schedule
               ----------------------------
                                   Monthly
               Port Connection    Recurring
                                   Charges
               ----------------------------
               6 Mbps             $  4,633
               ----------------------------
               10 Mbps            $  6,460
               ----------------------------
               15 Mbps            $  9,308
               ----------------------------
               45 Mbps            $ 16,108
               ----------------------------

7.   Service Implementation

Service will be available 30 days following a signed contract between Data Return and ACSI. Note that the final implementation date is subject to the availability of transmission lines from the Local Exchange Carrier/Inter-Exchange Carrier, and hardware/software from ACSI's equipment vendors.



/s/ Michael Marrion                            /s/ Sunny Vanderbeck          March 7, 1997
------------------------    ---------------    -------------------------     ------------------
Michael Marrion             Date               Sunny Vanderbeck              Date
EVP & GM                    Data Return
Advanced Data Services

Appendix A

                       ACSI Advanced Data Services, Inc.
                             Terms and Conditions

Rates

Rates are set forth on the Rate Schedule and the Data Service Order Form for the amount and term of contract indicated therein. Services provided on a month-to-month basis shall be subject to a price increase upon 30 days written notice to the customer. Unless ADS receives notification of service cancellation prior to the effective date of a price increase, services shall commence to be billed at the new price. Services and network components provided under a term arrangement have been priced based upon the length of contract term. In case of early contact termination, the customer shall be liable for payment in full of all unarnortized charges for the remaining term of contract.

Payment

Payment for the Non-Recurring Charges (NRC) is due upon the signing of the contract by both parties. Payment for Monthly Recurring Charges shall commence upon activation of services and shall be billed the first day of the month following service implementation. Prices for services are FOB Annapolis, Maryland unless otherwise stated.

Use of ADS Components

For provision of custom network services, ADS may provide equipment to be dedicated to a customer implementation either within an ACSI/ADS facility or directly at the customer site ("ADS Equipment"). Managed Services shall be charged to the customer in conjunction with networking services and are subject to the same terms and conditions as stated herein, as applicable. ADS Equipment shall include maintenance in accordance with ADS' standard maintenance plan
(5x8) unless specified otherwise. Unless specifically stated otherwise, the customer shall provide management and configuration services for ADS Equipment. ADS Equipment remains the property of ADS and is available for customer use through the term of contract; however, ADS may remove any items of ADS Equipment and replace them with other items, so long as the removal and replacement is done at the sole cost and expense of ADS, and so long as the removal and placement does not cause any interruption in services. Customer has no property rights in any ADS Equipment. Customer will provide such agreements from customer's landlord as ADS may request in order to protect the rights of ADS and ADS Equipment. Services provided within the ACSI/ADS Data Network shall be maintained on a 7x24 basis.

Bandwidth

Stated bandwidth applies only to those connections provided as part of the ADS service connection and network transport services. No guarantee of end-to-end bandwidth is made for circuits and connections outside of ADS' network.

Use of Services

ADS services are only to be used for lawful purposes. ADS exercises no control whatsoever over the content of any information passing through it. Customer agrees not to transmit, re-transmit, or store material in violation of any federal or state laws and/or regulations, including laws related to copyrighted materials or any material or communications protected as a trade secret. As a customer of ADS and a user of its services, customer agrees to indemnify and to hold harmless ADS from any and all claims resulting form any use of the services which causes damage to customers or any other party.

ADS shall not be liable, either in the contract or in tort, for protecting the customer from unauthorized access to its transmission facilities or customer-owned equipment, or for unauthorized access or alteration, theft, or destruction of a customer's data files, programs, or information through accident, fraudulent means or devices, of any other method, even should such access occur as a result of ADS negligence.

ADS shall not be in any way responsible for claims or damages caused by a customer, through fault, negligence or failure to perform customer responsibilities, claims against a customer by any other party, any act or omission of any party furnishing services and/or products, or the installation and/or removal of any and all equipment supplies by any Service Provider [or by ADS].

InterNIC-allocated IP addresses, used in provisioning certain ADS services, are not transferable to customers and, in the event of termination of services for any reason, shall remain under the control of ADS.

Customer and ADS Responsibilities, Limits on Liability

Customer is responsible for assessing its need for and use of ADS services and ADS has not made and does not make any representation and warranty regarding whether ADS services will meet customer's requirements. ADS will exercise reasonable commercial efforts to provide the services and products listed on the Data Service Order Form, but does not guarantee any connection to any third-party network or the results of customer's use of the services. ADS will not be responsible for performance of its obligations hereunder where delayed or hindered by war, riots, embargoes, strikes, or acts of its vendors and suppliers, concealed acts of workmen (whether ADS or others), or any other cause, foreseeable or unforeseeable, which is not within the control of ADS.
ADS is not responsible for maintenance, service, repair and/or replacement of equipment owned by the customer. ADS is not responsible for any line sizing, bandwidth calculation, or service quality or degradation for third-party services.

ADS MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, FOR SERVICES AND PRODUCTS IT PROVIDES, AND SPECIFICALLY DISCLAIMS THE WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE PARTIES WILL NOT BE LIABLE TO EACH OTHER FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES WITH RESPECT TO ANY CLAIMS REGARDING THE SERVICES AND PRODUCTS TO BE PROVIDED HEREUNDER. CUSTOMER'S CLAIMS FOR DIRECT LOSSES RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT IT HAS PAID TO ADS FOR SERVICES. ANY LEGAL ACTION ARISING OUT OF FAILURE, MALFUNCTION OR DEFECTS IN SERVICES OR GOODS SHALL BE BROUGHT WITHIN A PERIOD OF ONE YEAR OF THE OCCURRENCE OR IS DEEMED WAIVED.

Transfer and Assignment

The customer may not sell, assign or transfer any of its rights or obligations under this service order without the prior written consent of ADS. ADS reserves the right to transfer third-party services to ACSI-based facilities at any time during the contract term


___________________________________     ________________________
ACSI/ADS                                Date





___________________________________     ________________________
Data Return                             Date